Exhibit 99.1

Landsea Homes Reports Fourth Quarter and Full Year 2020 Results, Reiterates Strong 2021 Outlook

- Full Year Total Home Sales Increase 29% Versus 2019, With Backlog Up Over Sixfold -

Newport Beach, Calif. – March 11, 2021 – Landsea Homes Corporation (Nasdaq: LSEA) (“Landsea Homes” or the “Company”), a publicly traded residential homebuilder, reported financial results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter 2020 Summary vs. Same Year-Ago Quarter

▪	Total revenue was $284.7 million compared to $286.1 million.
▪	Excluding lot sales from total revenue, total home sales increased 3% to $284.7 million compared to $275.2 million.
▪	Total homes delivered increased 111% to 587 homes compared to 278.
▪	Net new home orders increased 182% to 415 with an average sales price of $567,000 and a monthly absorption rate of 4.5 sales per active community compared to 147 net new home orders with an average sales price of $888,000 and a monthly absorption rate of 2.4 sales per active community.
▪	Average selling communities increased 53% to 31.0 compared to 20.3.
▪	Total homes in backlog increased 520% to 750 homes with a dollar value of $389.3 million and an average sales price of $519,000 at December 31, 2020, compared to 121 homes with a dollar value of $84.0 million and an average sales price of $694,000 at December 31, 2019.
▪	Gross profit as percentage of revenue was 15.0% compared to 15.1%.
▪	Adjusted homes sales gross margin was 22.1% compared to 23.5%.

Full Year 2020 Summary vs. Year-Ago

▪	Total revenue increased 16% to $734.6 million compared to $631.0 million.
▪	Excluding lot sales from total revenue, total home sales increased 29% to $734.6 million compared to $568.9 million.
▪	Total homes delivered increased 156% to 1,527 homes compared to 597.
▪	Net new home orders increased 294% to 1,891 with an average sales price of $512,000 and a monthly absorption rate of 5.2 sales per active community compared to 480 net new home orders with an average sales price of $961,000 and a monthly absorption rate of 2.7 sales per active community.
▪	Average selling communities increased 74% to 30.4 compared to 17.5.
▪	Gross profit as percentage of revenue was 12.9% compared to 15.8%.
▪	Adjusted home sales gross margin was 20.7% compared to 23.5%.

Management Commentary

“As we reported in our preliminary results last month, we closed out 2020 with one of the strongest quarters in our history,” said John Ho, CEO of Landsea Homes. “These results are a direct reflection of our team’s ability to swiftly execute our strategic shift to selling a higher volume of more affordable home offerings, and we are especially proud to have done so during the COVID-19 pandemic. While we were able to significantly increase the total number of homes delivered, we also closed out the year with a substantial backlog that increased over sixfold from 2019, setting us up for continued success this year.

“In fact, we believe the housing market is poised to be one of the strongest in recent memory. The vast majority of Americans are continuing to work from home, and we have more millennials than ever looking for entry and move-up level homes as they hope to take advantage of the current low interest rate environment. If you combine these favorable macroeconomic conditions with the recent influx in capital from our business combination, our innovative and unique High Performance Homes and LiveFlex™ offerings, and our strategic shift into high-growth, affordable housing markets, we are well positioned to increase shareholder value.”

Fourth Quarter 2020 Financial and Operational Results

Total revenue was $284.7 million compared to $286.1 million in the fourth quarter of 2019. The slight decline was primarily due to the Company not having any lot sales in the fourth quarter of 2020 compared to $11.0 million in the same period of 2019. Excluding lot sales from total revenue, total home sales increased 3% to $284.7 million compared to $275.2 million in the fourth quarter of 2019.

Total homes delivered increased 111% to 587 homes at an average sales price of $485,000 compared to 278 homes delivered at an average sales price of $990,000 in the fourth quarter of 2019.

Net new home orders increased 182% to 415 homes with a dollar value of $235.4 million, an average sales price of $567,000 and a monthly absorption rate of 4.5 sales per active community compared to 147 homes with a dollar value of $130.6 million, an average sales price of $888,000 and a monthly absorption rate of 2.4 sales per active community in the prior year period. The decline in average sales price remains consistent with the Company’s strategic shift to selling a higher volume of entry and move-up level homes, along with having a higher percentage of orders in Arizona.

Home sales gross margin increased 10 basis points to 15.0% compared to 14.9% in the prior year period. Adjusted home sales gross margin (a non-GAAP measure) was 22.1% compared to 23.5% in the prior year period. The decline was primarily driven by lower interest in cost of home sales and higher purchase price accounting for acquired inventory.

Net income attributable to Landsea Homes was $10.7 million compared to $12.9 million in the prior year period. Adjusted net income attributable to Landsea Homes (a non-GAAP measure) was $19.4 million compared to $21.2 million in the prior year period. The slight decline was primarily a result of an increase in sales and marketing expenses related to promoting a broader base of new housing developments for sale and an increase in sales tax from the Arizona market.

Adjusted EBITDA (a non-GAAP measure) was $36.1 million compared to $40.0 million in the prior year quarter, with the decline primarily driven by the aforementioned increase in operating expenses.

Full Year 2020 Financial and Operational Results

Total revenue increased 16% to $734.6 million compared to $631.0 million in 2019, with total home sales increasing 29% compared to the prior year. The Company did not have any lot sales in 2020 compared to $62.1 million in 2019.

Total homes delivered increased 156% to 1,527 homes at an average sales price of $481,000 compared to 597 homes delivered at an average sales price of $953,000 in 2019.

Net new home orders increased 294% to 1,891 homes with a dollar value of $968.4 million, an average sales price of $512,000 and a monthly absorption rate of 5.2 sales per active community compared to 480 homes with a dollar value of $461.3 million, an average sales price of $961,000 and a monthly absorption rate of 2.7 sales per active community in the prior year. The decline in average sales price is a result of the aforementioned strategic shift to sell a higher volume of entry and move-up level homes across geographies with lower price points.

Total homes in backlog increased 520% to 750 homes with a dollar value of $389.3 million and an average sales price of $519,000 at December 31, 2020, compared to 121 homes with a dollar value of $84.0 million and an average sales price of $694,000 at December 31, 2019. Total lots owned or controlled at December 31, 2020, increased 41% to 6,680 compared to 4,724 at December 31, 2019.

Home sales gross margin was 12.9% compared to 16.0% in the prior year. Adjusted home sales gross margin (a non-GAAP measure) was 20.7% compared to 23.5% in 2019. The decline was a result of COVID-related incentives and job site expenses, along with the aforementioned increased purchase price accounting adjustments.

Net loss attributable to Landsea Homes was $9.0 million compared to net income of $17.2 million in the prior year. The decrease was a result of a significant increase in the purchase price accounting adjustments for acquired inventory of Garrett Walker Homes, along with higher sales and marketing expenses related to the increase in sales tax from the Arizona market. Adjusted net income attributable to Landsea Homes (a non-GAAP measure) was $28.0 million compared to $37.9 million in the prior year.

Adjusted EBITDA (a non-GAAP measure) was $65.0 million compared to $73.9 million in 2019.

Liquidity

At December 31, 2020, cash and cash equivalents totaled $105.8 million compared to $154.0 million at December 31, 2019. Total debt was $264.8 million compared to $190.0 million at December 31, 2019. As a reminder, the Company’s balance sheet at December 31, 2020, does not reflect the influx of approximately $107 million in net proceeds from the closing of the business combination with LF Capital Acquisition Corporation (“LF Capital”) on January 7, 2021 (the “Business Combination”).

Landsea Homes’ ratio of debt to capital was 33.3% at December 31, 2020, compared to 24.6% at December 31, 2019. The Company’s net debt to net book capitalization was 22.6% at December 31, 2020, compared to 5.4% at December 31, 2019.

2021 Outlook

Landsea Homes currently expects to report approximately $883 million in total revenue for 2021, with total homes delivered of 1,979 at an average sales price of $446,000. The Company also expects to report adjusted net income attributable to Landsea Homes of approximately $44 million in 2021. These expectations for 2021 are being driven by organic growth, along with the benefit from potential near-term acquisition targets.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its fourth quarter and full year 2020 results.

Date: Thursday, March 11, 2021

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-833-672-0663

International dial-in number: 1-929-517-0343

Conference ID: 9975165

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the Landsea Homes website at https://ir.landseahomes.com/.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through March 18, 2021.

Toll-free replay number: 1-855-859-2056

International replay number: 1-404-537-3406

Replay ID: 9975165

About Landsea Homes

Landsea Homes Corporation (Nasdaq: LSEA) is a publicly traded residential homebuilder based in Newport Beach, CA that designs and builds best-in-class homes and sustainable master-planned communities in some of the nation’s most desirable markets. The company has developed homes and communities in New York, Boston, New Jersey, Arizona, and throughout California in Silicon Valley, Los Angeles and Orange County.

An award-winning homebuilder that builds suburban, single-family detached and attached homes, mid-and high-rise properties, and master-planned communities, Landsea Homes is known for creating inspired places that reflect modern living and provides homebuyers the opportunity to “Live in Your Element.” Our homes allow people to live where they want to live, how they want to live – in a home created especially for them.

Driven by a pioneering commitment to sustainability, Landsea Homes’ High Performance collection features homes that are responsibly designed to take advantage of the latest innovations with home automation technology supported by Apple®. Homes in this collection include features that make life easier and provide energy savings that allow for more comfortable living at a lower cost through sustainability features that contribute to healthier living for both homeowners and the planet.

Our Garrett-Walker collection offers unique, affordably priced and value-based single-family homes in some of the nation’s fastest growing and most desirable markets. Homebuyers enjoy the confidence of owning a quality home that provides lasting value. One of the most trusted brands in the region, this collection continues to attract everyone from first-time homeowners to those seeking more room for their growing families.

Led by a veteran team of industry professionals who boast years of worldwide experience and deep local expertise, Landsea Homes is committed to positively enhancing the lives of our homebuyers, employees and stakeholders by creating an unparalleled lifestyle experience that is unmatched.

For more information on Landsea Homes, visit: www.landseahomes.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations for future financial performance, business strategies or expectations for our business, including as they relate to anticipated effects of the Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Landsea Homes cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Words such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “look” or similar expressions may identify forward-looking statements. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;
•	the future financial performance of the Company following the Business Combination;

•	changes in the market for Landsea Homes’ products and services; and
•	expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this press release and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

These risks and uncertainties include, but not are limited to, the risk factors described by Landsea Homes in its filings with the Securities and Exchange Commission (“SEC”). These risk factors and those identified elsewhere in this press release, among others, could cause actual results to differ materially from historical performance and include, but are not limited to:

•	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability to integrate the combined businesses, and the ability of the combined business to grow and manage growth profitably;
•	costs related to the Business Combination;
•	the ability to maintain the listing of Landsea Homes’ securities on Nasdaq;
•	the outcome of any legal proceedings that may be instituted against the Company following consummation of the Business Combination;
•	changes in applicable laws or regulations;
•	the inability to launch new Landsea Homes products or services or to profitably expand into new markets;
•	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and
•	other risks and uncertainties indicated in Landsea Homes’ SEC reports or documents filed or to be filed with the SEC by Landsea Homes.

Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and you should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Relations Contact:

Cody Slach or Cody Cree

Gateway Investor Relations

LSEA@gatewayir.com

(949) 574-3860

Media Contact:

Annie Noebel

Cornerstone Communications

anoebel@cornerstonecomms.com

(949) 449-2527

Landsea Homes Corporation

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(dollars in thousands, except per share amounts)
Revenue
Home sales	$284,738	$275,188	$734,608	$568,872
Lot sales	—	10,951	—	62,116
Total revenue	284,738	286,139	734,608	630,988

Cost of sales
Home sales	242,124	234,121	636,324	478,054
Inventory impairments	—	—	3,413	—
Lot sales	—	8,896	—	53,475
Total cost of sales	242,124	243,017	639,737	531,529

Gross margin
Home sales	42,614	41,067	94,871	90,818
Lot sales	—	2,055	—	8,641
Total gross margin	42,614	43,122	94,871	99,459

Sales and marketing expenses	16,577	11,802	48,100	26,522
General and administrative expenses	11,266	11,599	42,598	34,884
Total operating expenses	27,843	23,401	90,698	61,406

Income from operations	14,771	19,721	4,173	38,053

Other income (expense), net	(267)	(817)	80	(1,602)
Interest expense	—	—	—	—
Equity in net income (loss) of unconsolidated joint ventures	(189)	(403)	(16,418)	(7,901)
Pretax (loss) income	14,315	18,501	(12,165)	28,550

(Benefit) provision for income taxes	3,657	3,562	(3,081)	6,159

Net (loss) income	10,658	14,939	(9,084)	22,391
Net (loss) income attributable to noncontrolling interests	(13)	2,021	(133)	5,191
Net (loss) income attributable to Landsea Homes Incorporated	$10,671	$12,918	$(8,951)	$17,200

Earnings (loss) per share:
Basic and diluted	$10,671	$12,918	$(8,951)	$17,200

Weighted average shares outstanding:
Basic and diluted	1,000	1,000	1,000	1,000

Landsea Homes Corporation

Consolidated Balance Sheets

	December 31,
	2020	2019
	(dollars in thousands)
Assets
Cash and cash equivalents	$105,778	$154,043
Cash held in escrow	11,618	8,836
Restricted cash	4,270	2,335
Real estate inventories	687,819	598,179
Due from affiliates	2,663	432
Investment in and advances to unconsolidated joint ventures	21,342	42,956
Notes receivable from lot sales	—	25
Goodwill	20,705	5,315
Other assets	41,569	27,096
Total assets	$895,764	$839,217

Liabilities
Accounts payable	$36,243	$16,490
Accrued expenses and other liabilities	62,869	48,046
Due to affiliates	2,357	1,347
Notes and other debts payable, net	264,809	189,964
Total liabilities	366,278	255,847

Commitments and contingencies

Equity
Stockholders' equity:
Common stock, $0.0001 par value, 1,000 shares authorized and outstanding as of December 31, 2020 and December 31, 2019	—	—
Additional paid-in capital	496,174	524,516
Retained earnings	32,011	40,962
Total stockholders' equity	528,185	565,478
Noncontrolling interests	1,301	17,892
Total equity	529,486	583,370
Total liabilities and equity	$895,764	$839,217

Home Deliveries and Home Sales Revenue

	Three Months Ended December 31,
	2020			2019			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	419	$126,308	$301	58	$17,591	$303	622%	618%	(1)%
California	168	158,430	943	220	257,597	1,171	(24)%	(38)%	(19)%
Metro New York	—	—	—	—	—	—	N/A	N/A	N/A
Total	587	$284,738	$485	278	$275,188	$990	111%	3%	(51)%

	Year Ended December 31,
	2020			2019			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	1,104	$320,691	$290	133	$40,024	$301	730%	701%	(4)%
California	423	413,917	979	464	528,848	1,140	(9)%	(22)%	(14)%
Metro New York	—	—	—	—	—	—	N/A	N/A	N/A
Total	1,527	$734,608	$481	597	$568,872	$953	156%	29%	(50)%

Net New Home Orders, Dollar Value of Orders, and Monthly Absorption Rates

	Three Months Ended December 31,
	2020				2019				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	274	$96,196	$351	5.0	39	$12,310,000	$316	2.1	603%	681%	11%	138%
California	141	139,196	987	3.7	108	118,274	1,095	2.6	31%	18%	(10%)	42%
Metro New York	—	—	—	—	—	—	—	—	N/A	N/A	N/A	N/A
Total	415	$235,392	$567	4.5	147	$130,584	$888	2.4	182%	80%	(36)%	88%

	Year Ended December 31,
	2020				2019				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona (¹)	1,283	$402,338	$314	5.7	104	$31,192,000	$300	2.6	1,134%	1,190%	5%	119%
California	608	566,078	931	4.4	376	430,133	1,144	2.7	62%	32%	(19%)	63%
Metro New York	—	—	—	—	—	—	—	—	N/A	N/A	N/A	N/A
Total	1,891	$968,416	$512	5.2	480	$461,325	$961	2.7	294%	110%	(47)%	93%

(1)	Monthly Absorption Rate for Arizona in 2019 is based on seven months for the time subsequent to the acquisition of Pinnacle West in June 2019.

Average Selling Communities

	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	% Change	2020	2019	% Change
Arizona (¹)	18.3	6.3	190%	18.8	5.7	230%
California	12.7	14.0	(9)%	11.6	11.8	(2)%
Metro New York	—	—	N/A	—	—	N/A
Total	31.0	20.3	53%	30.4	17.5	74%

(1)	Average selling communities calculation for Arizona for the year ended 2019 is based on seven months, for the time subsequent to the acquisition of Pinnacle West in June 2019.

Backlog

	December 31, 2020			December 31, 2019			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	508	$172,932	$340	64	$19,700	$308	694%	778%	10%
California	242	216,410	894	57	64,255	1,127	325%	237%	(21)%
Metro New York	—	—	—	—	—	—	N/A	N/A	N/A
Total	750	$389,342	$519	121	$83,955	$694	520%	364%	(25)%

Lots Owned or Controlled

	December 31, 2020			December 31, 2019
	Lots Owned	Lots Controlled	Total	Lots Owned	Lots Controlled	Total	% Change
Arizona	3,094	1,770	4,864	645	2,596	3,241	50%
California	1,104	662	1,766	923	490	1,413	25%
Metro New York	50	—	50	70	—	70	(29)%
Total	4,248	2,432	6,680	1,638	3,086	4,724	41%

Home Sales Gross Margins

Home sales gross margin measures the price achieved on delivered homes compared to the costs needed to build the home. In the following table, we calculate gross margins adjusting for interest in cost of sales, inventory impairments (if applicable), and purchase price accounting for acquired work in process inventory (if applicable). This non-GAAP financial measure should not be used as a substitute for the Company's operating results in accordance with GAAP. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. We believe this non-GAAP measure is meaningful because it provides insight into the impact that financing arrangements and acquisitions have on our homebuilding gross margin and allows for comparability of our gross margins to competitors that present similar information

	Three Months Ended December 31,
	2020	%	2019	%
	(dollars in thousands)
Home sales revenue	$284,738	100.0%	$275,188	100.0%
Cost of home sales	242,124	85.0%	234,121	85.1%
Home sales gross margin	42,614	15.0%	41,067	14.9%
Add: Interest in cost of home sales	14,348	5.0%	22,206	8.1%
Add: Inventory impairments	—	—%	—	—%
Adjusted home sales gross margin excluding interest and inventory impairments (1)	56,962	20.0%	63,273	23.0%
Add: Purchase price accounting for acquired inventory	6,024	2.1%	1,438	0.5%
Adjusted home sales gross margin excluding interest, inventory impairments, and purchase price accounting for acquired inventory	$62,986	22.1%	$64,711	23.5%

	Year Ended December 31,
	2020	%	2019	%
	(dollars in thousands)
Home sales revenue	$734,608	100.0%	$568,872	100.0%
Cost of home sales	639,737	87.1%	478,054	84.0%
Home sales gross margin	94,871	12.9%	90,818	16.0%
Add: Interest in cost of home sales	37,926	5.2%	40,262	7.1%
Add: Inventory impairments	3,413	0.5%	—	—%
Adjusted home sales gross margin excluding interest and inventory impairments (1)	136,210	18.5%	131,080	23.0%
Add: Purchase price accounting for acquired inventory	15,519	2.1%	2,874	0.5%
Adjusted home sales gross margin excluding interest, inventory impairments, and purchase price accounting for acquired inventory	$151,729	20.7%	$133,954	23.5%

EBITDA and Adjusted EBITDA

The following table presents EBITDA and Adjusted EBITDA for the three months and years ended December 31, 2020 and 2019. Adjusted EBITDA is a non-GAAP financial measure used in evaluating operating performance. We define Adjusted EBITDA as net income before (i) income tax expense (benefit), (ii) interest expenses, (iii) depreciation and amortization, (iv) inventory impairments, (v) purchase accounting adjustments for acquired work in process inventory related to business combinations, (vi) (gain) loss on debt extinguishment, (vii) transaction costs related to business combinations, and (viii) the impact of income or loss allocations from our unconsolidated joint ventures. We believe Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest, effective tax rates, levels of depreciation and amortization, and items considered to be non-recurring. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. Accordingly, we believe this measure is useful for comparing our core operating performance from period to period. Our presentation of Adjusted EBITDA should not be considered as an indication that our future results will be unaffected by unusual or non-recurring items.

	Three Months Ended December 31,
	2020	2019
	(dollars in thousands)
Net (loss) income	$10,658	$14,939
(Benefit) provision for income taxes	3,657	3,562
Interest in cost of sales	14,348	22,237
Interest relieved to equity in net income (loss) of unconsolidated joint ventures	247	281
Interest expense	4	—
Depreciation and amortization expense	896	800
EBITDA	29,810	41,819
Inventory impairments	—	—
Purchase price accounting in cost of home sales	6,024	1,438
Transaction costs	322	190
Equity in net loss (income) of unconsolidated joint ventures, net of interest	(58)	122
Less: Imputed interest in cost of sales (1)	—	(3,558)
Adjusted EBITDA	$36,098	$40,011

(1)	Imputed interest related to a land banking transaction that was treated as a product financing arrangement.

	Year Ended December 31,
	2020	2019
	(dollars in thousands)
Net (loss) income	$(9,084)	$22,391
(Benefit) provision for income taxes	(3,081)	6,159
Interest in cost of sales	37,926	40,393
Interest relieved to equity in net income (loss) of unconsolidated joint ventures	1,162	1,934
Interest expense	15	—
Depreciation and amortization expense	3,580	2,960
EBITDA	30,518	73,837
Inventory impairments	3,413	—
Purchase price accounting in cost of home sales	15,519	2,874
Transaction costs	1,031	1,220
Equity in net loss (income) of unconsolidated joint ventures, net of interest	15,256	5,967
Less: Imputed interest in cost of sales (1)	(776)	(10,024)
Adjusted EBITDA	$64,961	$73,874

(1)	Imputed interest related to a land banking transaction that was treated as a product financing arrangement.

Adjusted Net Income

Adjusted Net Income to Landsea is a non-GAAP financial measure that we believe is useful to management, investors and other users of our financial information in evaluating our operating results and understanding our operating results without the effect of certain expenses that were historically pushed down by our parent company and other non-recurring items. We believe excluding these items provides a more comparable assessment of our financial results from period to period. Adjusted Net Income to Landsea is calculated by excluding the effects of related party interest that was pushed down by our parent company, purchase accounting adjustments for acquired work in process inventory related to business combinations, and the impact from our unconsolidated joint ventures, and tax-effected using a normalized effective tax rate. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. We also adjust for the expense of related party interest pushed down from our parent company as we have no obligation to repay the debt and related interest.

	Three Months Ended December 31,
	2020	2019
	(dollars in thousands)
Net (loss) income attributable to Landsea Homes Incorporated	$10,671	$12,918

Inventory impairments	—	—
Previously capitalized related party interest included in cost of sales	5,457	8,390
Equity in net loss (income) of unconsolidated joint ventures	189	403
Purchase price accounting for acquired inventory	6,024	1,438
Total adjustments	11,670	10,231
Tax-effected adjustments (1)	8,689	8,261
Adjusted net income (loss) attributable to Landsea Homes Incorporated	$19,360	$21,179

(1)	For the periods ended December 31, 2020 and 2019 our adjusted income tax expense is reflective of our effective income tax rate, excluding the effects from establishing or releasing a valuation allowance, applied to our adjusted pretax income (loss).

	Year Ended December 31,
	2020	2019
	(dollars in thousands)
Net (loss) income attributable to Landsea Homes Incorporated	$(8,951)	$17,200

Inventory impairments	3,413	—
Previously capitalized related party interest included in cost of sales	14,110	15,646
Equity in net loss (income) of unconsolidated joint ventures	16,418	7,901
Purchase price accounting for acquired inventory	15,519	2,874
Total adjustments	49,460	26,421
Tax-effected adjustments (1)	36,933	20,721
Adjusted net income (loss) attributable to Landsea Homes Incorporated	$27,982	$37,921

(1)	For the years ended December 31, 2020 and 2019 our adjusted income tax expense is reflective of our effective income tax rate, excluding the effects from establishing or releasing a valuation allowance, applied to our adjusted pretax income (loss).

Net Debt to Net Capital

The following table presents the ratio of debt to capital as well as the ratio of net debt to net capital which is a non-GAAP financial measure. The ratio of debt to capital is computed as the quotient obtained by dividing total debt, net of issuance costs, by total capital (sum of total debt, net of issuance costs plus total equity).

The non-GAAP ratio of net debt to net capital is computed as the quotient obtained by dividing net debt (which is total debt, net of issuance costs less cash, cash equivalents and restricted cash to the extent necessary to reduce the debt balance to zero) by net capital (sum of net debt plus total equity). The most comparable GAAP financial measure is the ratio of debt to capital. We believe the ratio of net debt to net capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt to capital does not take into account our liquidity and we believe that the ratio of net debt to net capital provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information.

See table below reconciling this non-GAAP measure to the ratio of debt to capital.

	December 31,
	2020	2019
	(dollars in thousands)
Total notes and other debts payable, net	$264,809	$189,964
Total equity	529,486	583,370
Total capital	$794,295	$773,334
Ratio of debt to capital	33.3%	24.6%

Total notes and other debts payable, net	$264,809	$189,964
Less: cash, cash equivalents and restricted cash	110,048	156,378
Net debt	154,761	33,586
Total equity	529,486	583,370
Net capital	$684,247	$616,956
Ratio of net debt to net capital	22.6%	5.4%